                            WASHINGTON, D.C. 20549


                                    FORM 4


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or

              Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


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1.  Name and Address of Reporting Person

         RUSH                       JEFFREY                           L.
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        (Last)                      (First)                        (Middle)

    250 PARK AVENUE SOUTH/ SUITE 200
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                                   (Street)

    WINTER PARK                       FL                              32789
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    INTERNATIONAL ASSETS HOLDING CORPORATION -- IAAC
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Statement for Month/Year

    MARCH, 2001
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [X] Director                            [_] 10% Owner
    [_] Officer (give title below)          [_] Other (specify below)


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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]   Form filed by One Reporting Person
    [_]   Form filed by More Than One Reporting Person

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          Table I--Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                        6. Owner-     7. Nature
                                 3. Trans-                                         5. Amount of            ship          of In-
                      2. Trans-     action       4. Securities Acquired (A)           Securities           Form:         direct
                         action     Code            or Disposed of (D)                Beneficially         Direct        Bene-
1. Title                 Date       (Instr. 8)      (Instr. 3, 4 and 5)               Owned at             (D) or        ficial
   of                    (Month/ -----------------------------------------------      End of               Indirect      Owner-
   Security              Day/                                  (A)                    Month                (I)           ship
   (Instr. 3)            Year)    Code       V   Amount        (D) or    Price        (Instr. 3 and 4)     (Instr. 4)    (Instr. 4)
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INTERNATIONAL ASSETS
HOLDING CORPORATION
COMMON
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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                                   2. Conver-                                                     5. Number of Deriv-
                                      sion or          3. Trans-                                     ative Securities
                                      Exercise            action           4. Transac-               Acquired (A) or
                                      Price of            Date                tion Code              Disposed of (D)
                                      Deriv-              (Month/             (Instr. 8)             (Instr. 3, 4, and 5)
 1. Title of Derivative               ative               Day/             ---------------------------------------------------
    Security (Instr. 3)               Security            Year)            Code      V                 (A)         (D)
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International
Assets Holding
Corp. Option                                                 3/9/01                  A                         7,500
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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                         9. Number       10. Owner-
                                                                                            of Deriv-        ship
                              6. Date Exer-                                                 ative            Form      11. Na-
                                 cisable and                                                Secur-           of De-        ture
                                 Expiration                                  8. Price       ities            rivative      of In-
                                 Date           7. Title and Amount of          of          Bene-            Securities    direct
                                 (Month/Day/       Underlying Securities        Deriv-      ficially         Bene-         Bene-
                                 Year)             (Instr. 3 and 4)             ative       Owned            ficially      ficial
                               --------------------------------------------     Secur-      at End           Owned at      Owner-
                               Date     Expira-              Amount or          ity         of               End of        ship
                               Exer-    tion                 Number of          (Instr.     Month            Month(1)      (Instr.
                               cisable  Date         Title   Shares             5)          (Instr. 4)       (Instr. 4)    4)
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International
Assets Holding
Corp. Option                 03/09/02 03/09/06*     Common   7,500             3.125        7,500               D
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International
Assets Holding
Corp. Option                 06/04/00 06/04/09**    Common   10,900            6.651        18,400              D
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Explanation of Responses: *33% VESTS 03/09/02; 33% VESTS 03/09/03; REMAINDER VESTS 03/09/04 **20% VESTS 6/4/00; 6/4/01; 6/4/02; 6/4/03; 6/4/04;

          /s/ JEFFREY L. RUSH                  04/05/01
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          **Signature of Reporting Person        Date

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.